Exhibit 99.1

Innovative Industrial Properties Acquires Arizona Property and Enters Into Long-Term Lease with The Pharm

SAN DIEGO, CA – December 18, 2017 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR), the leading provider of creative real estate capital solutions to the medical-use cannabis industry, announced today that it closed on the previously announced acquisition of the property located at 5900 West Greenhouse Drive in Willcox, Arizona, which comprises approximately 358,000 square feet of greenhouse and industrial space.

As previously disclosed, the purchase price for the property was $15.0 million. A subsidiary of The Pharm, LLC (“The Pharm”), the tenant at the property, is also expected to complete tenant improvements for the building, for which the Company has agreed to provide reimbursement of up to $3.0 million (the "TI Allowance"). Assuming full reimbursement for the tenant improvements, the Company’s total investment in the property will be $18.0 million. The Pharm is one of the largest wholesalers of medical-use cannabis in the state of Arizona.

Concurrent with the closing of the purchase, the Company entered into a long-term, triple-net lease agreement with a subsidiary of The Pharm, which intends to continue to operate the property as a medical-use cannabis cultivation and processing facility in accordance with Arizona medical-use cannabis regulations. The initial term of the lease is 15 years, with two options to extend the term for two additional five-year periods. The lease provides for an initial annualized aggregate base rent of $2,520,000, payable monthly, which is equal to 14% of the sum of the purchase price of the property and the TI Allowance, subject to an initial partial base rent abatement. The aggregate base rent is subject to 3.25% annual increases during the term of the lease, and The Pharm subsidiary is also responsible for paying the Company a property management fee equal to 1.5% of the then-existing aggregate base rent. In connection with the execution of the lease, The Pharm subsidiary also deposited with the Company a security deposit of $630,000.

“We are very pleased to introduce The Pharm as our newest tenant, and to be able to creatively structure a real estate transaction to meet their capital needs for planned expansion in the Arizona market and beyond,” said Ben Regin, Director of Investments and Finance of the Company. “We believe that The Pharm's highly experienced, multi-disciplinary management team is well positioned to continue to grow its market share in a rapidly expanding Arizona medical-use cannabis market, in addition to carrying its highly successful program to new markets in other states. We look forward to working with The Pharm and supporting their real estate needs for many years to come.”

“Innovative Industrial Properties collaborated with us closely throughout this transaction, providing creative solutions to address our specific capital needs,” said Randy Smith, Founder and Chief Executive Officer of The Pharm. “We are thrilled to have a great real estate partner like Innovative Industrial Properties that provides us the key capital we need to drive our strong growth and execution on strategic priorities.”

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. intends to elect to be taxed as a real estate investment trust. Additional information is available at www.innovativeindustrialproperties.com.

About The Pharm

The Pharm is one of the largest wholesalers of medical grade cannabis in the state of Arizona and serves 45 of Arizona's 104 retail dispensaries.  The Pharm is focused on cultivating the highest quality, organically grown cannabis and cannabis-based derivative products tailored for the treatment of specified medical conditions. The company's products, with the retail trade brand "Sunday Goods", are available to state-licensed patients in both dispensaries and online through the company's e-commerce platform www.sundaygoods.com.

Innovative Industrial Properties Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the lease of the Arizona property, The Pharm and the Arizona medical-use cannabis market, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332